Exhibit 10.01

May 5, 2010

Emanuel P.N. Hilario

1495 Country Club Road

Lake Oswego, OR 97034

RE: Revised Employment Offer

Dear Manny:

I am pleased to confirm our offer extended to you to join Einstein Noah Restaurant Group, Inc. (“ENRGI”) as Chief Financial Officer reporting directly to myself as, President & CEO. We are proud of the outstanding team we are building and look forward to the contributions and experience you will bring as a full time member of the ENRGI Senior Leadership Team.

As discussed, your biweekly pay will be $10,961.54 (which is an annual salary of $285,000) with an annual target bonus of 75% of your base compensation. Further discussion of bonus is addressed later in this letter.

As Chief Financial Officer, you will be responsible for leading corporate strategic and tactical financial initiatives. You will be responsible for directing all aspects of the fiscal functions of the organization in accordance to Generally Accepted Accounting Principles (GAAP), the Securities and Exchange Commission (SEC) and in accordance to proactive and effective financial management within the restaurant industry. As CFO, you will direct the accounting, finance, and audit services department(s). You will also manage the Company’s investor relations and represent the Company with the various investor groups and making presentations as necessary. This position does require your relocation to the Lakewood, Colorado area, immediately and the Company will provide temporary housing for a period of up to twelve (12) months following your date of hire for you and your family.

As part of your Personal Performance Objectives (PPO’s) you will play a key Leadership role in developing our Financial Strategy, along with working directly with the CEO in setting Corporate strategy, developing the Annual Operating Plan and establishing departmental fiscal budgets.

As a regular, full-time employee of ENRGI, you will be eligible to participate in the employee benefit plans that are offered to similarly situated employees. A description of those benefits plans will be provided to you under separate cover. In particular, you will be eligible for Medical and Dental coverage on the first of the month following your 31st day of employment. As an officer and highly compensated employee, you are not able to participate in our 401(k), but you will be eligible to participate in our Non-Qualified Deferred Compensation Plan, subsequent to formal Board of Director approval. With reference to your vacation benefits, your allowance will be based on the company’s Paid Time Off policy and you will accrue 27 days per year based on your hire date. The specifics of this policy will be explained under separate cover. You will be an “at-will” employee, which means either you or ENRGI can terminate your employment relationship at any time with or without notice.

In addition to the above mentioned benefits, ENRGI will also pay the premiums for life insurance of $400,000 and Long Term Disability coverage for up to $10,000 a month while disabled. You will also be eligible to participate in our Flexible Health Spending Account, providing you wish to defer a portion of your health and welfare out of pocket expenses in a pre-tax dollar account.

Bonus Potential

As a participant in the Support Center/Field Support Bonus Plan, you will be eligible for a bonus based on 75% of your base salary. The bonus is based on ENRGI EBITDA performance, as well as individual performance. The bonus plan year is based on our fiscal year and the amount of any bonus is generally paid on or before March 15 of the calendar year following the calendar year to which the bonus relates. Your participation will be prorated based on your date of hire.

Miscellaneous

ENRGI will also provide the following in terms of our employment offer:

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Subject to Board of Director approval, ENRGI grant you 60,000 stock options. The strike price will be set based on the stock price at the close of the market on the date of board approval. These options will vest equally over 3 years on the first, second and third anniversaries of the date of grant, provided you are then employed by ENRGI. These stock options have a term life of 10 years.

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To facilitate your immediate relocation to the Lakewood area, the Company will provide temporary housing for you until you are able to sell your house in Oregon for a period not to exceed 12 months from your date of hire. The Company will also pay directly for the shipment of your household goods from Oregon to Colorado. This will be coordinated by and billed directly to ENRGI in addition to the onetime payment mentioned below.

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In terms of your relocation, ENRGI will provide you with a onetime payment of $50,000.00 (gross) for additional relocation expenses. This will be made payable to you on your first paycheck. In the event you terminate your employment with ENRGI voluntarily within 1 year from your date of hire, you will be responsible for repayment of 50% of the relocation payment made to you.

•

Initially the Company will provide you with six (6) months of severance in the event your employment shall terminate for any reason, other than Cause. Once you and your family have relocated permanently to the Lakewood area, the Company will provide you with twelve (12) months of severance in the event your employment shall terminate for any reason, other than Cause. Cause is defined as willful misconduct, a willful failure to perform your duties as CFO, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board in good faith reasonably determines cause for discharge.

Such severance will be based on twelve months of your base salary, subject to normal withholdings and paid in four (4) equal installments, at the end of each calendar quarter. Participation in the health and dental plans will be continued for the earlier of twelve months or until other employment has been accepted. Payment of severance will also include a confidentiality provision, mutual non-disparaging statement, a non-solicitation of employer’s customers and/or employees for a period of one year and a non-competition with other fast casual restaurants for a period of one (1) year from date of separation.

Manny, I am excited about the prospect of having you as a partner on the business and a key member of the ENRGI Senior Leadership team and I look forward to the personal contributions you will make to our future success. Please acknowledge your acceptance of this offer of employment in the space provided and return a copy to me. You may fax a copy back to Michael Serchia, Vice President of Human Resources at 303-275-7253.

Again, I look forward to working directly with you and am confident that the experience you bring will be a great complement to the current Leadership Team.

Sincerely,

/s/ JEFFERY O’NEILL
Jeffery O’Neill
President/Chief Executive Officer

I hereby accept the offer as stated above and also acknowledge that I do not have any contractual obligations or non-compete agreements which would inhibit me from performing my duties as Chief Financial Officer of Einstein Noah Restaurant Group, Inc. This offer is contingent on successful background verification. I understand that the employment relationship is “at-will” and that either myself or the organization can terminate the relationship at any time, with or without notice.

Signature:	/s/ EMANUEL P.N. HILARIO	Date:	5/5/2010
Emanuel P.N. Hilario

Witness Signature:	/s/ SYLVIA F. HILARIO	Date:	5/5/2010
Sylvia F. Hilario